EXHIBIT 99.1

Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CHEVRON ISSUES INTERIM UPDATE FOR FIRST QUARTER 2008
     SAN RAMON, Calif., April 9, 2008 — Chevron Corporation (NYSE: CVX) today reported in its interim update for the first quarter 2008 that upstream earnings are expected to benefit from an increase in prices for crude oil and natural gas from the fourth quarter 2007. Downstream earnings for the first quarter are expected to remain at the low level recorded in last year’s fourth quarter. Corporate and other charges are anticipated to be higher between periods. Additionally, foreign exchange effects are expected to have a more adverse impact on first quarter results than in the fourth quarter 2007.
     Basis for Comparison in Interim Update
     The interim update contains certain industry and company operating data for the first quarter 2008. The production volumes, realizations, margins and certain other items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s quarterly results to be reported on May 2, 2008. The reader should not place undue reliance on this data.
     Unless noted otherwise, all commentary is based on two months of the first quarter 2008 vs. full fourth quarter 2007 results.
UPSTREAM — EXPLORATION AND PRODUCTION
     The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International earnings are driven by actual liftings, which may differ from production due to the timing of cargoes and other factors.
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		2007				2008
						1Q thru	1Q thru
		1Q	2Q	3Q	4Q	Feb	Mar
U.S. Upstream
Net Production:
Liquids	MBD	462	468	458	451	436	n/a
Natural Gas	MMCFD	1,723	1,703	1,695	1,675	1,699	n/a
Total Oil-Equivalent	MBOED	749	752	741	730	719	n/a

Pricing:
Avg. WTI Spot Price	$/Bbl	58.09	64.96	75.25	90.58	94.12	97.84
Avg. Midway Sunset Posted Price	$/Bbl	47.08	55.18	65.43	79.13	81.66	85.50
Nat. Gas-Henry Hub “Bid Week” Avg.	$/MCF	6.80	7.56	6.16	6.97	7.55	8.02
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	6.66	6.85	5.68	6.34	7.15	7.61
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	5.40	3.72	2.83	3.33	6.41	6.87

Average Realizations:
Crude	$/Bbl	51.60	58.89	68.70	81.57	86.74	n/a
Liquids	$/Bbl	49.91	57.27	66.53	79.04	84.16	n/a
Natural Gas	$/MCF	6.40	6.56	5.43	6.08	7.03	n/a

Exploration Expense	$MM, B/T	142	67	88	214	n/a	n/a

International Upstream
Net Production:
Liquids	MBD	1,317	1,297	1,274	1,297	1,237	n/a
Natural Gas	MMCFD	3,271	3,314	3,288	3,408	3,796	n/a
Mined Bitumen	MBD	32	29	28	18	20	n/a
Total Oil Equivalent — incl. Mined Bitumen	MBOED	1,894	1,878	1,850	1,883	1,890	n/a

Pricing:

Avg. Brent Spot Price	$/Bbl	58.26	68.73	74.70	89.00	95.19	98.29

Average Realizations:
Liquids	$/Bbl	51.15	61.32	67.11	80.43	83.36	n/a
Natural Gas	$/MCF	3.85	3.64	3.78	4.32	4.89	n/a

Exploration Expense	$MM, B/T	164	206	207	235	n/a	n/a
     U.S. liquids production declined about 3 percent during the first two months of the first quarter due to various minor operational issues, scheduled maintenance and weather related shut-ins. International liquids production volumes declined by nearly 5 percent during the first two months, partially due to lower entitlement volumes from production-sharing contracts. Based on preliminary information, full first quarter international liquids liftings are expected to be lower than production due to the timing of cargoes. International gas production increased about 11 percent reflecting a favorable unitization adjustment in Indonesia.
     U.S. crude oil realizations rose $5.17 per barrel to $86.74 while international liquids realizations averaged $83.36 per barrel, up nearly $3 per barrel from the fourth quarter. U.S. natural gas realizations of $7.03 per thousand cubic feet were up $0.95, consistent with the increases in “bid week” average prices.
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DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     The table that follows includes industry benchmark indicators for refining and marketing margins. Actual margins realized by the company may differ significantly due to location and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.

		2007				2008
						1Q thru	1Q thru
		1Q	2Q	3Q	4Q	Feb	Mar
Downstream
Market Indicators:	$/Bbl
Refining Margins
US West Coast — Blended 5-3-1-1		30.74	36.32	19.57	22.49	19.09	20.39
US Gulf Coast — Maya 5-3-1-1		24.18	34.61	25.16	23.42	24.61	26.35
Singapore — Dubai 3-1-1-1		5.79	8.87	5.84	7.33	6.08	6.64
N.W. Europe — Brent 3-1-1-1		(0.53)	2.08	0.06	1.27	0.61	0.41
Marketing Margins
U.S. West — Weighted DTW to Spot		1.83	4.99	3.79	3.96	2.62	2.83
U.S. East — Houston Mogas Rack to Spot		2.08	4.30	3.83	3.58	3.63	3.16
Asia-Pacific / Middle East / Africa		4.39	3.66	3.79	2.67	4.17	n/a
United Kingdom		4.98	5.45	6.19	3.84	3.96	n/a
Latin America		6.08	7.39	6.13	7.41	7.30	n/a

Actual Volumes:
U.S. Refinery Input	MBD	729	881	799	838	887	n/a
Int’l Refinery Input	MBD	1,070	942	1,043	1,030	979	n/a
U.S. Branded Mogas Sales	MBD	622	630	645	620	599	n/a
     Comparing the full first quarter 2008 with the fourth quarter 2007, refining indicator margins were mixed:
•	The U.S. West Coast industry refining indicator margins fell $2.10 per barrel.

•	The U.S. Gulf Coast Maya 5-3-1-1 refining margin marker improved $2.93 per barrel.

•	Outside the United States, benchmark refining margins were lower.
     U.S. Marketing margins were lower during the full first quarter:
•	The West Coast weighted DTW to spot marketing indicator margin dropped by $1.13 per barrel.

•	The Houston mogas indicator fell $0.42 per barrel.
     Outside the United States, marketing margins were mixed during the first two months of the quarter.
     The company’s realized margins in the full first quarter are expected to be lower than the industry indicator margins, reflecting refinery downtime and timing effects associated with the roughly $5 per barrel increase in crude oil prices during the quarter.
     U.S. refinery daily crude-input volumes increased primarily due to the mid-February restart of the number 2 crude unit at the Pascagoula, Mississippi refinery, which was damaged in a fire last August. Outside the U.S., refinery input volumes fell due to planned shutdowns in South Africa and Australia.
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CHEMICALS

		2007
						1Q thru	1Q thru
		1Q	2Q	3Q	4Q	Feb	Mar
Chemicals Source: CMAI	Cents/lb
Ethylene Industry Cash Margin		11.10	10.84	11.42	9.83	10.03	9.82
HDPE Industry Contract Sales Margin		13.22	14.18	14.41	13.62	15.76	16.29
Styrene Industry Contract Sales Margin		11.09	11.57	11.56	10.70	11.74	11.72

Note: Prices, economics, and views expressed by CMAI are strictly the opinion of CMAI and Purvin & Gertz and are based on information collected within the public sector and on assessments by CMAI and Purvin & Gertz staff utilizing reasonable care consistent with normal industry practice. CMAI and Purvin & Gertz make no guarantee or warranty and assume no liability as to their use.
     In the Chemicals segment, industry indicator margins for the full first quarter were roughly equal to or higher than the fourth quarter. Earnings for this segment are expected to be adversely impacted by a provision for environmental remediation.
ALL OTHER
     For 2008, the company’s guidance for the quarterly net after-tax charges related to corporate and other activities is between $250 million and $300 million. This represents an increase from the previous guidance of $160 million to $200 million. The increase in expected net charges reflects higher costs associated with major technology projects and other corporate items. Due to the potential for irregularly occurring accruals related to income taxes, pension settlements and other matters, actual results may significantly differ from the updated guidance provided.
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NOTICE
Chevron’s discussion of first quarter 2008 earnings with security analysts will take place on Friday, May 2, 2008, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Investor Relations Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
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CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE
PURPOSE OF “SAFE HARBOR’’PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995
This Interim Update contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates, and projections about the petroleum, chemicals, and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this Interim Update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and margins; actions of competitors; timing of exploration expenses; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 32 and 33 of the company’s 2007 Annual Report on Form 10-K/A. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this report could also have material adverse effects on forward-looking statements.